Exhibit (h)(xii)

OMNIBUS AMENDMENT

FIRST AMENDMENT TO AMENDED AND RESTATED CUSTODY AGREEMENT

SECOND AMENDMENT TO AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

This Omnibus Amendment is entered into as of September 11, 2019 (the “Amendment”), by and between Advisers Investment Trust, a statutory trust organized under the laws of the state of Delaware (the “Trust”), on behalf of the series managed by River Canyon Fund Management LLC and The Northern Trust Company, an Illinois corporation (“Northern”).

WHEREAS, the Trust and Northern are party to an Amended and Restated Custody and Service Agreement, dated as of March 31, 2017 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Custody Agreement”), wherein Northern agreed to provide certain services to the Trust;

WHEREAS, the Trust and Northern are party to an Amended and Restated Transfer Agency and Service Agreement, dated as of December 14, 2016 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Transfer Agency Agreement” and together with the Custody Agreement, the “Agreements”), wherein Northern agreed to provide certain services to the Trust; and

WHEREAS, in addition to the provisions contained in the Agreements, effective as of the date hereof, the Trust and Northern wish to make certain amendments to each of the Agreements.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the applicable Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.    AMENDMENTS.

(a)	Schedule C to the Custody Agreement is hereby amended by replacing the section titled “Minimum Fees:” with the following:

Minimum Fees:

An annual minimum per fund fee for Northern Trust custody, fund accounting & administration, and transfer agency services is $150,000.

(b)	Schedule B to the Transfer Agency Agreement is hereby amended by replacing the section titled “Minimum Fees:” with the following:

Minimum Fees:

An annual minimum per fund fee for Northern Trust custody, fund accounting & administration, and transfer agency services is $150,000.

3.    GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4.    MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5.    EFFECT OF AMENDMENT. All other terms and conditions set forth in each of the Agreements shall remain unchanged and in full force and effect. On and after the date hereof, each reference to (i) the Custody Agreement in the Custody Agreement and all schedules thereto shall mean and be a reference to the Custody Agreement as amended by this Amendment and (ii) the Transfer Agency Agreement in the Transfer Agency Agreement and all schedules thereto shall mean and be a reference to the Transfer Agency Agreement as amended by this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Trust and Norther has caused this Amendment to be signed and delivered by its duly authorized representative.

ADVISERS INVESTMENT TRUST

By:	/s/ Barbara J. Nelligan
Name:	Barbara J. Nelligan
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/ Bryan Rooney
Name:	Bryan Rooney
Title:	Vice President

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